Exhibit 10.1

Varex Imaging Corporation

2016 Deferred Compensation Plan

Plan Document

Effective November 1, 2016

TABLE OF CONTENTS

Page

ARTICLE 1 Definitions	1
ARTICLE 2 Selection/Enrollment/Eligibility	6
2.1 Eligibility	6
2.2 Enrollment Requirements	6
2.3 Commencement of Participation	6
2.4 Termination of Participation and/or Deferrals	6
ARTICLE 3 Deferral Commitments/Company Contributions/Crediting/Taxes	7
3.1 Minimum Deferral	7
3.2 Maximum Deferral	7
3.3 Election to Defer/Effect of Election Form	7
3.4 Withholding of Annual Deferral Amounts	8
3.5 Annual Company Discretionary Contribution Amount	8
3.6 Investment of Trust Assets	9
3.7 Vesting	9
3.8 Crediting/Debiting of Account Balances	10
3.9 Payroll Reductions and Taxes	12
3.10 Distributions	13
3.11 Offset for Obligations to Employer	13
ARTICLE 4 Short-Term Payout/Unforeseeable Financial Emergencies	13
4.1 Short-Term Payout	13
4.2 Other Benefits Take Precedence Over Short-Term Payout	14
4.3 Withdrawal Payout/Termination of Deferral Election for Unforeseeable Financial Emergencies	14
ARTICLE 5 Termination Benefit	15
5.1 Termination Benefit	15
5.2 Payment of Termination Benefit	15
ARTICLE 6 Survivor Benefit	16
6.1 Pre-Termination Survivor Benefit	16
6.2 Payment of Pre-Termination Survivor Benefit	16
6.3 Death Prior to Completion of Termination Benefit	16
ARTICLE 7 Beneficiary Designation	17
7.1 Beneficiary	17
7.2 Beneficiary Designation/Change	17
7.3 Acknowledgment	17
7.4 No Beneficiary Designation	17
7.5 Doubt as to Beneficiary	17
7.6 Discharge of Obligations	17

-i-

ARTICLE 8 Termination/Amendment/Modification	18
8.1 Termination	18
8.2 Amendment	18
8.3 Plan Agreement	19
8.4 Effect of Payment	19
8.5 Amendment to Ensure Proper Characterization of the Plan	19
ARTICLE 9 Administration	19
9.1 Administrator Duties	19
9.2 Agents	20
9.3 Binding Effect of Decisions	20
9.4 Indemnity of Administrator	20
9.5 Employer Information	21
ARTICLE 10 Other Benefits and Agreements	21
10.1 Coordination With Other Benefits	21
ARTICLE 11 Claims Procedures	21
11.1 Scope of Claims Procedures	21
11.2 Initial Claim	21
11.3 Review Procedures	23
11.4 Calculation of Time Periods	24
11.5 Legal Action	24
ARTICLE 12 Trust	25
12.1 Establishment of the Trust	25
12.2 Interrelationship of the Plan and the Trust	25
12.3 Distributions From the Trust	25
ARTICLE 13 Miscellaneous	25
13.1 Status of Plan	25
13.2 Unsecured General Creditor	25
13.3 Employer’s Liability	26
13.4 Nonassignability	26
13.5 Not a Contract of Continued Service	26
13.6 Furnishing Information	26
13.7 Terms	26
13.8 Captions	26
13.9 Governing Law	27
13.10 Notice	27
13.11 Successors	27
13.12 Spouse’s Interest	27
13.13 Validity	27
13.14 Incompetent	27
13.15 Court Order	28

-ii-

13.16 Acceleration of Distribution	28
13.17 Delay in Payment	28
13.18 Prohibited Acceleration/Distribution Timing	29
13.19 Insurance	29
13.20 Aggregation of Employers	29
13.21 Aggregation of Plans	29
13.22 USERRA	29
Appendix A.	30

-iii-

Varex Imaging Corporation

2016 Deferred Compensation Plan

Effective November 1, 2016

Purpose

The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated Employees and Directors who contribute materially to the continued growth, development and future business success of the Company, and its subsidiaries, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA. This Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, as added by the American Jobs Creation Act of 2004 and the final Treasury regulations or any other authoritative guidance issued thereunder. This Plan is being adopted in contemplation of the spin-off of the Company from Varian Medical Systems, Inc. (the “Spin-off”) and is effective commencing with the deferral elections made during the open enrollment period commencing November 1, 2016 by those eligible employees and nonemployee directors of Varian Medical Systems, Inc. (“VMS”) that are expected to become employees and nonemployee directors of the Company after the Spin-off. Effective at the time of the Spin-off, all deferrals made under the Varian Medical Systems, Inc. 2005 Deferred Compensation Plan (the “VMS Plan”) by those employees and nonemployee directors that are employees or nonemployee directors of the Company immediately after the Spin-off shall be assumed hereunder and shall be subject to the terms of the Plan (as supplemented by Appendix A hereto) and the deferral elections made, and the deferral elections rules, under the VMS Plan (which are hereby incorporated by reference). Deferrals under the VMS Plan made by persons who are not employed or engaged by Varex Imaging Corporation at the time of the Spin-off shall not be assumed under this Plan and shall remain an obligation of the VMS Plan.

ARTICLE 1

Definitions

For purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1	“Administrator” shall mean the Committee, or, to the extent provided in Article 10, appropriate management personnel designated by the Committee to perform certain of the Committee’s duties and responsibilities in respect of the Plan.

1.2	“Account Balance” shall mean, with respect to a Participant, a credit on the records of the Employer equal to the sum of (i) the Deferral Account balance and (ii) the Company Discretionary Contribution Account balance. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.3	“Annual Company Discretionary Contribution Amount” shall mean, for the Plan Year of reference, the amount determined in accordance with Section 3.5.

1.4	“Annual Deferral Amount” shall mean that portion of a Participant’s Base Annual Salary and/or Directors’ Fees that a Participant elects to have, and is deferred, in accordance with Article 3, for any one Plan Year.

1.5	“Base Annual Salary” shall mean the annual base cash compensation relating to services performed during any calendar year, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year, excluding bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards, Directors’ Fees and other fees, automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee’s gross income). Base Annual Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans of the Employer and shall be calculated to exclude amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Employer.

1.6	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 7, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.7	“Beneficiary Designation Form” shall mean the form established from time to time by the Administrator that a Participant completes, signs and returns to the Administrator to designate one or more Beneficiaries (which form may take the form of an electronic transmission, if required or permitted by the Administrator).

1.8	“Board” shall mean the board of directors of the Company.

1.9	“Claimant” shall have the meaning set forth in Section 11.2.

1.10	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.11	“Committee” shall mean the compensation committee of the Board (or, prior to the Spin-off, the Compensation and Management Development Committee of VMS).

1.12	“Company” shall mean Varex Imaging Corporation, a Delaware corporation, and any successor.

1.13	“Company Discretionary Contribution Account” shall mean (i) the sum of all of the Participant’s Annual Company Discretionary Contribution Amounts, plus (ii) amounts credited or debited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Company Discretionary Contribution Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Discretionary Contribution Account.

2

1.14	“Deduction Limitation” shall mean the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation shall be applied to all distributions that are “subject to the Deduction Limitation” under this Plan. If the Employer reasonably anticipates that, if any distribution hereunder were made as scheduled, the Employer’s deduction with respect to that distribution would not be permitted by reason of the limitation under Code Section 162(m), then the Employer may delay that distribution, provided that all distributions that could be deferred in accordance with this Section 1.14 are so deferred, and provided further that the Employer treats payments to all similarly situated Participants on a reasonably consistent basis. Any amounts delayed pursuant to this limitation shall continue to be credited or debited with additional amounts in accordance with Section 3.8 below, even if such amount is being paid out in installments. The amounts so deferred and amounts credited or debited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) during the Participant’s first taxable year in which the Employer reasonably anticipates, or reasonably should anticipate, that if the distribution is made its deductibility will not be limited by Code Section 162(m), or, if later, following the Participant’s Separation from Service in accordance with Treasury Regulation Section 1.409A-2(b)(7)(i).

1.15	“Deferral Account” shall mean (i) the sum of all of a Participant’s Annual Deferral Amounts, plus (ii) amounts credited or debited in accordance with all the applicable crediting provisions of this Plan that relate to the Participant’s Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.16	“Director” shall mean any member of the Board (or, for the open enrollment period commencing November 1, 2016 only, any member of the Board of Directors of VMS that is selected to participate in the Plan).

1.17	“Directors’ Fees” shall mean the fees paid by the Employer, including retainer fees and meetings fees, as compensation for serving on the Board or, if applicable, the Board of Directors of VMS.

1.18	“Effective Date” shall mean the effective date of the Plan and of this amendment and restatement of the Plan, which is November 1, 2016.

1.19	“Election Form” shall mean the form or forms established from time to time by the Administrator that a Participant completes, signs and returns to the Administrator to make an election under the Plan (which form or forms may take the form of an electronic transmission, if required or permitted by the Administrator).

1.20	“Employee” shall mean a person who is an employee of the Employer or, for the open enrollment period commencing November 1, 2016 only, any employee of VMS or its subsidiaries selected to participate in the Plan.

1.21	“Employer” shall mean the Company and/or any of its subsidiaries and affiliates (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor. For purposes of this Plan, “subsidiary” and “affiliate” shall include entities required to be aggregated with the Company pursuant to Section 13.20 including, prior to the Spin-off, VMS.

3

1.22	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.23	“Measurement Funds” shall have the meaning set forth in Section 3.8(d).

1.24	“Participant” shall mean any Employee who is selected to participate in the Plan or any Director; provided that such Employee or Director (i) elects to participate in the Plan, (ii) signs a Plan Agreement, an Election Form(s) and a Beneficiary Designation Form, (iii) has his or her signed Plan Agreement, Election Form(s) and Beneficiary Designation Form accepted by the Administrator, (iv) commences participation in the Plan, and (v) has not had his or her Plan Agreement terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an Account Balance under the Plan under any circumstance.

1.25	“Plan” shall mean this 2016 Deferred Compensation Plan, as evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.

1.26	“Plan Agreement” shall mean a written agreement (which may take the form of an electronic transmission, if required or permitted by the Administrator), as may be amended from time to time, which is entered into by and between the Employer and a Participant. Each Plan Agreement executed by a Participant and the Employer shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant. In the Plan Agreement, each Participant shall acknowledge that he or she accepts all of the terms of the Plan including the discretionary authority of the Administrator as set forth in Article 10.

1.27	“Plan Year” shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year during which this Plan is in effect.

1.28	“Pre-Termination Survivor Benefit” shall mean the benefit set forth in Article 6.

1.29	“Section 409A” shall mean Code Section 409A and the Treasury regulations or other authoritative guidance issued thereunder.

1.30	“Separation from Service” shall mean the Participant’s separation from service, within the meaning of Section 409A treating as a Separation from Service an anticipated permanent reduction in the level of bona fide services to twenty percent (20%) or less of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period during which the Participant performed services for the Employer, if that is less than thirty-six (36) months). For this purpose, upon a sale or other disposition of the assets of the Employer to an unrelated purchaser, the Committee reserves the right to the extent permitted by Section 409A to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service.

4

1.31	“Short-Term Payout” shall mean the payout set forth in Section 4.1.

1.32	“Termination Benefit” shall mean the benefit set forth in Article 5.

1.33	“Trust” shall mean the trust established pursuant to this Plan after the Spin-off, as amended from time to time. The assets of the Trust shall be the property of the Employer.

1.34	“Unforeseeable Financial Emergency” shall mean a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2) or (d)(1)(B)) or the Participant’s Beneficiary, (ii) a loss of the Participant’s property due to casualty (including the need to rebuild a home following damage not otherwise covered by insurance, for example, not as a result of a natural disaster), or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant (e.g., imminent foreclosure of or eviction from the Participant’s primary residence, the need to pay for medical expenses, including non-refundable deductibles and prescription drugs, the need to pay funeral expenses of a spouse, dependent or the Participant’s Beneficiary), all as determined in the sole discretion of the Administrator (which discretion the Administrator is bound to exercise, however, within the limitations of Section 409A).

1.35	“Yearly Installment Method” shall be a yearly installment payment over one of the installment payout alternatives selected by the Participant in accordance with this Plan, calculated as follows (subject to Section 3.10): The Account Balance of the Participant shall be calculated as of the close of business on the date of reference (or, if the date of reference is not a business day, on the immediately following business day), and shall be paid during the calendar month containing the date of reference unless otherwise provided herein. The date of reference with respect to the first yearly installment payment shall be the first day of the month provided in Section 5.2 and the date of reference with respect to subsequent yearly installment payments shall be the anniversary of such date.

The installment payout alternative available for election by the Participant with respect to his or her Termination Benefit is substantially equal annual installments of between two (2) and ten (10) years. The yearly installment shall be calculated by multiplying this Account Balance by a fraction, the numerator of which is one (1), and the denominator of which is the remaining number of yearly payments due the Participant. By way of example, if the Participant elects a five (5) year Yearly Installment Method, the first payment shall be one-fifth (1/5) of the Account Balance (or applicable portion thereof), calculated as described in this definition. During the calendar month containing the anniversary of the date of reference for the first yearly installment payment, the payment shall be one-fourth (1/4) of the Account Balance (or applicable portion thereof), calculated as described in this definition.

5

ARTICLE 2

Selection/Enrollment/Eligibility

2.1	Eligibility. Participation in the Plan shall be limited to Employees whom the Administrator designates, in its sole discretion, for participation, provided that any Employees may not participate in the Plan unless they are members of a select group of management or highly compensated employees of the Employer, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA (which determination shall be made by the Administrator in its sole discretion). In addition to Employees described in the preceding sentence, each Director shall become eligible for participation in the Plan upon the date he or she is named as a Director (or upon the Effective Date, if later).

2.2	Enrollment Requirements. As a condition to participation, each Employee and Director who is eligible for participation shall complete, execute and return to the Administrator a Plan Agreement, an Election Form(s) and a Beneficiary Designation Form, all within thirty (30) days after he or she first becomes eligible for participation in the Plan. In addition, the Administrator shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3	Commencement of Participation. Provided an Employee or Director who is eligible for participation has met all enrollment requirements set forth in this Plan and required by the Administrator, that Employee or Director shall commence participation in the Plan immediately following the Employee’s or Director’s timely completion of all enrollment requirements (or as soon as practicable thereafter as the Administrator may determine). If an Employee or Director fails to meet all such requirements within the specified period required, in accordance with Section 2.2, that Employee or Director shall not be eligible to participate in the Plan until the first day of the following Plan Year, again subject to timely delivery to and acceptance by the Administrator of the required documents.

2.4	Termination of Participation and/or Deferrals. If the Administrator determines in good faith that an Employee no longer qualifies as a member of a select group of management or highly compensated employees of the Employer, the Administrator shall have the right, in its sole discretion, to prevent the Participant from making future deferral elections and/or, to the extent permitted under Section 409A, from being credited with any further Annual Company Supplemental Contribution Amounts or Annual Company Discretionary Contribution Amounts.

6

ARTICLE 3

Deferral Commitments/Company Contributions/Crediting/Taxes

3.1	Minimum Deferral. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Annual Salary and/or Directors’ Fees (in the case of a Participant who is also a Director) in the following minimum percentages for each deferral elected:

Deferral	Minimum Amount
Base Annual Salary	5%
Directors’ Fees	5%

Notwithstanding the foregoing, the Administrator may, in its sole discretion, establish for any Plan Year different minimum percentage(s) which differ from that set forth above. Subject to Section 409A, if an election is made for less than the stated minimum percentage, or if no election is made, the amount deferred shall be zero (0).

3.2	Maximum Deferral.

For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Annual Salary and/or Directors’ Fees (in the case of a Participant who is also a Director) up to the following maximum percentages for each deferral elected:

Deferral	Maximum Amount
Base Annual Salary	50%
Directors’ Fees	100%

Notwithstanding the foregoing, the Administrator may, in its sole discretion, establish for any Plan Year maximum percentage(s) which differ from that set forth above.

3.3	Election to Defer/Effect of Election Form.

(a)	Timing of Election. Except as provided below, a Participant shall make a deferral election with respect to Base Annual Salary and/or Directors’ Fees, as applicable, to be earned for services performed during an upcoming twelve (12) month Plan Year. Such election must be made during such period as shall be established by the Administrator which ends no later than the last day of the Plan Year preceding the Plan Year in which the services giving rise to the Base Annual Salary and/or Directors’ Fees, as applicable, to be deferred are to be performed. For these purposes, Base Annual Salary payable after the last day of the Plan Year for services performed during the final payroll period containing the last day of the Plan Year shall be treated as Base Annual Salary for services performed in the subsequent Plan Year.

7

In addition, notwithstanding the preceding, but subject to Section 13.21, in the case of the first Plan Year in which an Employee or Director first becomes eligible to become a Participant (or again becomes eligible after having been ineligible for at least twenty four (24) months), if and to the extent permitted by the Administrator, the individual may make an election no later than thirty (30) days after the date he or she becomes eligible to become a Participant to defer Base Annual Salary and/or Directors’ Fees (as applicable) for services to be performed after the election.

(b)	Manner of Election. For any Plan Year (or portion thereof), a deferral election for amount(s) earned during that Plan Year (or portion thereof), and such other elections as the Administrator deems necessary or desirable under the Plan, shall be made by timely delivering to the Administrator, in accordance with its rules and procedures, by the deadline(s) set forth above, an Election Form, along with such other elections as the Administrator deems necessary or desirable under the Plan. For these elections to be valid, the Election Form(s) must be completed and signed by the Participant, timely delivered to the Administrator (in accordance with Section 2.2 above) and accepted by the Administrator. If no such Election Form(s) is timely delivered for a Plan Year (or portion thereof), the Annual Deferral Amount shall be zero (0) for that Plan Year (or portion thereof).

(c)	Change in Election. Once the deadline(s) for making a deferral election for a Plan Year (as set forth in Section 3.3(a)) has passed, a Participant may not elect to change his or her deferral election that is in effect for that Plan Year, except if and to the extent permitted by the Administrator and made in accordance with the provisions of Section 409A specifically relating to a change and/or revocation of deferral elections (such as, for example, to cancel a deferral election upon the Participant’s disability (as defined in Section 1.409A-3(j)(4)(xii) of the Treasury regulations), or, as provided in Section 1.409A-3(j)(4) of the Treasury regulations, following an Unforeseeable Financial Emergency or a hardship distribution pursuant to Section 1.401(k)-1(d)(3) of the Treasury regulations).

3.4	Withholding of Annual Deferral Amounts. For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Annual Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Annual Salary. The Directors’ Fees portion of the Annual Deferral Amount shall be withheld at the time the Directors’ Fees are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.

3.5	Annual Company Discretionary Contribution Amount. For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Company Discretionary Contribution Account under this Plan, which amount shall be for that Participant the Annual Company Discretionary Contribution Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive an Annual Company Discretionary Contribution Amount for that Plan Year. If a Participant is not employed by the Employer as of the last day of a Plan Year other than by reason of his or her Retirement or death while employed, the Annual Company Discretionary Contribution Amount for that Plan Year shall be zero. The Annual Company Discretionary Contribution Amount, if any, shall be credited as agreed upon between the Employer and the Participant by no later than the date on which the Participant acquires a legally binding right to have an Annual Company Discretionary Contribution Amount credited on his or her behalf.

8

3.6	Investment of Trust Assets. The trustee of the Trust shall be authorized to invest and reinvest the assets of the Trust in accordance with the applicable Trust agreement, including the reinvestment of the proceeds in one or more investment vehicles designated by the Administrator.

3.7	Vesting.

(a)	A Participant shall at all times be 100% vested in his or her Deferral Account.

(b)	A Participant shall at all times be 100% in his or her Company Discretionary Contribution Account unless a vesting schedule is approved and documented by the Administrator at the time the Annual Company Discretionary Contribution Amount is credited to the Participant’s Company Discretionary Contribution Account for that Plan Year.

(c)	Notwithstanding anything to the contrary contained in this Section 3.7, in the event of a Change in Control, a Participant’s Company Discretionary Contribution Account shall immediately become 100% vested (if it is not already vested in accordance with a vesting schedule). For purposes of this Section 3.7, a “Change in Control” shall be deemed to have occurred if:

(i)	Any individual or group constituting a “person,” as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act (other than (A) the Company or any of its subsidiaries or (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any of its subsidiaries), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s outstanding securities then entitled ordinarily (and apart from rights accruing under special circumstances) to vote for the election of Directors; or

(ii)	Continuing Directors cease to constitute at least a majority of the Board; or

(iii)	there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), in each case with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50% of the combined voting power of the Company or other corporation resulting from such Transaction; or

9

(iv)	all or substantially all of the assets of the Company are sold, liquidated or distributed.

Notwithstanding the forgoing a “Change in Control” shall not be deemed to have occurred under this Plan if, prior to the occurrence of a specified event that would otherwise constitute a Change in Control hereunder, the disinterested Continuing Directors then in office, by a majority vote thereof, determine that the occurrence of such specified event shall not be deemed to be a Change in Control with respect to an Employee hereunder if the Change in Control results from actions or events in which an Employee is a participant in a capacity other than solely as an officer, employee or Director of the Company.

“Continuing Directors” for purposes of the above shall mean the Directors of the Company in office immediately following the Spin-off on the date of the adoption of this Plan and any successor to any such Director who was nominated or selected by a majority of the Continuing Directors in office at the time of the Director’s nomination or selection and who is not an “affiliate” or “associate” (as defined in Regulation12B under the Exchange Act) of any person who is the beneficial owner, directly or indirectly, of securities representing ten percent (10%) or more of the combined voting power of the Company’s outstanding securities then entitled ordinarily to vote for the election of Directors.

3.8	Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Administrator, in its sole discretion, amounts shall be credited or debited to a Participant’s Account Balance in accordance with the following rules:

(a)	Sub-Accounts. Separate sub-accounts shall be established and maintained with respect to each Participant’s Account Balance (together, the “Sub-Accounts”), each attributable to the portion of the Participant’s Account Balance with respect to which the same time and form of distribution has been elected pursuant to Section 5.2 hereof.

(b)	Election of Measurement Funds. Subject to Section 3.8(f) below, a Participant, in connection with his or her initial deferral election in accordance with Section 3.3(a) above, shall elect, on the Election Form(s), one or more Measurement Funds (as described in Section 3.8(d) below) to be used to determine the additional amounts to be credited or debited to each of his or her Sub-Accounts for the first business day of the Plan Year, continuing thereafter unless changed in accordance with the next sentence. Commencing with the first business day of the Plan Year, and continuing thereafter for the remainder of the Plan Year (unless the Participant ceases during the Plan Year to participate in the Plan), the Participant may (but is not required to) elect daily, by submitting an Election Form(s) to the Administrator that is accepted by the Administrator (which submission may take the form of an electronic transmission, if required or permitted by the Administrator), to add or delete one or more Measurement Funds to be used to determine the additional amounts to be credited or debited to each of his or her Sub-Accounts, or to change the portion of each of his or her Sub-Accounts allocated to each previously or newly elected Measurement Funds. If an election is made in accordance with the previous sentence, it shall apply to the next business day and continue thereafter for the remainder of the Plan Year (unless the Participant ceases during the Plan Year to participate in the Plan), unless changed in accordance with the previous sentence.

10

(c)	Proportionate Allocation. In making any election described in Section 3.8(b) above, the Participant shall specify on the Election Form(s), in whole percentage points, the percentage of each of his or her Sub-Account(s) to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Account Balance).

(d)	Measurement Funds. Subject to Section 3.8(f) below, the Participant may elect one or more of the Measurement Funds established by the Administrator (the “Measurement Funds”), for the purpose of crediting or debiting additional amounts to his or her Account Balance. The Administrator may, in its sole discretion, discontinue, substitute or add a Measurement Fund. Each such action will take effect after the Administrator gives Participants advance written notice of such change at such time determined by the Administrator and communicated to Participants. If the Administrator receives an initial or revised Measurement Funds election which it deems to be incomplete, unclear or improper, the Participant’s Measurement Funds election then in effect shall remain in effect (or, in the case of a deficiency in an initial Measurement Funds election, the Participant shall be deemed to have filed no deemed investment direction). If the Administrator possesses (or is deemed to possess as provided in the previous sentence) at any time directions as to Measurement Funds of less than all of the Participant’s Account Balance, the Participant shall be deemed to have directed that the undesignated portion of the Account Balance be deemed to be invested in a money market, fixed income or similar Measurement Fund made available under the Plan as determined by the Administrator in its discretion. Each Participant hereunder, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Administrator, the Employer and the Company, and their agents and representatives, from any losses or damages of any kind relating to (i) the Measurement Funds made available hereunder and (ii) any discrepancy between the credits and debits to the Participant’s Account Balance based on the performance of the Measurement Funds and what the credits and debits otherwise might be in the case of an actual investment in the Measurement Funds.

11

(e)	Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Administrator, in its sole discretion, based on the performance of the Measurement Funds themselves. A Participant’s Account Balance shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant, or as otherwise determined by the Administrator in its sole discretion, as though (i) a Participant’s Account Balance were invested in the Measurement Funds selected by the Participant, in the percentages elected by the Participant as of such date, at the closing price on such date; (ii) the portion of the Annual Deferral Amount that was actually deferred was invested in the Measurement Funds selected by the Participant, in the percentages elected by the Participant, no later than the close of business on the third (3rd) business day after the day on which such amounts are actually deferred from the Participant’s pay, at the closing price on such date; (iii) any Annual Company Discretionary Contribution Amounts credited to a Participant’s Account Balance were invested in the Measurement Fund(s) selected by the Participant, in the percentages elected by the Participant, as soon as administratively practicable following the date such amount(s) were credited to the Participant’s Plan Account; and (iv) any distribution made to a Participant that decreases such Participant’s Account Balance ceased being invested in the Measurement Funds, in the percentages applicable to such calendar day, no earlier than three (3) business days prior to the distribution, at the closing price on such date.

(f)	No Actual Investment. Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation of his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Employer or the trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Employer or the Trust; the Participant shall at all times remain an unsecured general creditor of the Employer.

(g)	Beneficiary Elections. Each reference in this Section 3.8 to a Participant shall be deemed to include, where applicable, a reference to a Beneficiary.

3.9	Payroll Reductions and Taxes.

(a)	Annual Deferral Amounts. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Employer shall withhold from that portion of the Participant’s pay that is not being deferred, in a manner determined by the Employer, the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Administrator may reduce the Annual Deferral Amount in order to comply with this Section 3.9. In addition, the Administrator may reduce the Annual Deferral Amount as permitted by Section 409A to the extent necessary to make any other payroll reductions elected by the Participant or required under any other benefit plan of the Employer (e.g., reductions for contributions to a cafeteria plan (as defined in Code Section 125(d)).

12

(b)	Annual Company Discretionary Contribution Amounts. When a Participant becomes vested in his or her Company Discretionary Contribution Account, the Employer shall withhold from the Participant’s Base Annual Salary and/or Directors’ Fees that is not deferred, in a manner determined by the Employer, the Participant’s share of FICA and other employment taxes. If necessary, the Committee may reduce the vested portion of the Participant’s Company Discretionary Contribution Account in order to comply with this Section 3.9.

3.10	Distributions. Notwithstanding anything herein to the contrary, any payments made to a Participant or Beneficiary under this Plan shall be in cash form, and the Employer, or the trustee of the Trust, shall withhold from any payments made under this Plan all Federal, state and local income, employment and other taxes required to be withheld by the Employer, or the trustee of the Trust, in connection with such payments, and, subject to Section 3.11, any indebtedness of the Participant to the Employer as of the date(s) of distribution, in amounts and in a manner to be determined in the reasonable discretion of the Employer and the trustee of the Trust. Any payment made to a Participant or Beneficiary under this Plan shall be made on or during the period after the payment date or event specified herein; provided, however, such payment shall not be made later than the later of (i) the last day of the calendar year in which the payment date or event occurs, or, if later, the fifteenth (15th) day of the third (3rd) calendar month following the date of the payment date or event, or (ii) the last day of such other, extended period as the IRS may prescribe, such as in the case of disputed payments or refusals to pay, provided the conditions of such extension have been satisfied. If a Participant who experiences a Separation from Service is rehired, his or her distributions hereunder may not be suspended.

3.11	Offset for Obligations to Employer. If, at the time a Participant or his or her Beneficiary becomes entitled to a payment hereunder, the Participant has a debt, obligation or other liability to the Employer due and owing which has been incurred in the ordinary course of the service relationship, the Employer or trustee of the Trust may offset the amount owed to the Employer against the amount otherwise payable hereunder, provided that the entire offset in an taxable year does not exceed five thousand dollars ($5,000) and the offset is taken at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

13

ARTICLE 4

Short-Term Payout/Unforeseeable Financial Emergencies

4.1	Short-Term Payout. At the same time that a Participant elects to defer an Annual Deferral Amount for a given Plan Year, the Participant may elect to receive a future “Short-Term Payout” from the Plan. The Participant’s Short-Term Payout election must be made by the deadline(s) set forth in Section 3.3(a) for making a deferral election in respect of the Base Annual Salary and/or Directors’ Fees to which it relates, and is irrevocable after that deadline has passed. Subject to such requirements as may be imposed by the Administrator, a Participant may make separate Short-Term Payout elections in respect of the Base Annual Salary and/or Directors’ Fees portions of his or her Annual Deferral Amount. Subject to the Deduction Limitation and to Section 3.11, the Short-Term Payout shall be a lump sum payment in an amount that is equal to the Annual Deferral Amount (or applicable portion thereof) and amounts credited or debited thereto in the manner provided in Section 3.9 above, determined at the time that the Short-Term Payout becomes payable. Subject to the Deduction Limitation and the other terms and conditions of this Plan, each Short-Term Payout elected by the Participant shall be paid out during the first sixty (60) days of the Plan Year designated by the Participant in the applicable Election Form. The Administrator shall determine the earliest commencement date that may be elected by the Participant for each Short-Term Payout, which shall be designated on the Election Form. Notwithstanding the preceding sentences or any other provision of this Plan that may be construed to the contrary, a Participant who is in active service with the Employer may, with respect to each Short-Term Payout, on a form determined by the Administrator, make one (1) or more additional deferral elections (a “Subsequent Election”) to defer payment of such Short-Term Payout to a Plan Year subsequent to the Plan Year originally (or subsequently) elected in accordance with Treasury Regulation Section 1.409A-2(b); provided, however, any such Subsequent Election will be null and void unless accepted by the Administrator no later than one (1) year prior to the first day of the Plan Year in which, but for the Subsequent Election, such Short-Term Payout would be paid, and such Subsequent Election provides for a deferral of at least five (5) Plan Years following the Plan Year in which the Short-Term Payout, but for the Subsequent Election, would be paid. Any amounts credited to the Participant’s Company Supplemental Contribution Account and/or Company Discretionary Contribution Account shall not be eligible for a Short-Term Payout under the Plan.

4.2	Other Benefits Take Precedence Over Short-Term Payout. Should an event occur that triggers a benefit under Article 5 or 6 (or Articles 2, 3, or 4 of Appendix A for deferrals to which Appendix A applies) prior to the occurrence of the Short-Term Payout Date, any Annual Deferral Amounts, plus or minus amounts credited or debited thereon, that are subject to a Short-Term Payout election under Section 4.1 shall not be paid in accordance with Section 4.1 but shall be paid in accordance with the other applicable Article.

4.3	Withdrawal Payout/Termination of Deferral Election for Unforeseeable Financial Emergencies. If a Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Administrator to (i) halt any deferrals required to be made by the Participant to the extent permitted by Section 409A and (ii) receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant’s Account Balance, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payouts, after taking into account the extent to which the Unforeseeable Financial Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of assets would not itself cause severe financial hardship) or by termination of deferrals hereunder. If, subject to the sole discretion of the Administrator (which discretion the Administrator is bound to exercise, however, within the limitations of Section 409A), the petition for a termination of deferrals and payout is approved, cessation shall take effect upon the date of approval and any payout shall be made within sixty (60) days of the date of approval. The payment of any amount under this Section 4.3 shall be subject to Section 3.10, but shall not be subject to the Deduction Limitation. Notwithstanding anything set forth in this Section 4.3, a Participant may not receive a payout pursuant to this Section 4.3 to the extent such payout would not be permitted under Section 409A.

14

ARTICLE 5

Termination Benefit

5.1	Termination Benefit. Subject to the Deduction Limitation and to Section 3.10, a Participant who Separates from Service shall receive, as a Termination Benefit, his or her vested Account Balance (or applicable portion thereof).

5.2	Payment of Termination Benefit. At the same time that a Participant elects to defer an Annual Deferral Amount for a given Plan Year, the Participant may elect to receive that portion of his or her Termination Benefit attributable to the Annual Deferral Amount in a lump sum, or pursuant to one of the available Yearly Installment Methods. The lump sum payment shall be made, or installments shall commence, (i) if the Participant’s Separation from Service occurs during January through June of any Plan Year, during the January of the Plan Year following the Plan Year of the Participant’s Separation from Service; (ii) if the Participant’s Separation from Service occurs during July through December of any Plan Year, during the July of the Plan Year following the Plan Year of the Participant’s Separation from Service.

The Participant may change his or her election to an allowable alternative payout period date by submitting a new Election Form to the Administrator in accordance with Treasury Regulation Section 1.409A-2(b), provided that any such Election Form will not take effect until one (1) year after it is made and will be null and void unless accepted by the Administrator no later than one (1) year prior to the date of the Participant’s Separation from Service and provides for a distribution (or commencement of distributions) date which is at least five (5) years from the distribution (or commencement of distributions) date then in effect. Subject to the foregoing, the Election Form most recently accepted by the Administrator shall govern the payout of the Termination Benefit with respect to the portion of the Participant’s Account Balance to which it pertains.

Notwithstanding anything above or elsewhere in the Plan to the contrary, no change submitted on an Election Form shall be accepted by the Administrator if the change accelerates the time over which distributions shall be made to the Participant (except as otherwise permitted under Section 409A) and the Administrator shall deny any change made to an election if the Administrator determines that the change violates the requirement under Section 409A that the first payment with respect to which such election is made be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made. For these purposes, installment payments shall be treated as a single payment, with the result that an election to change from installments to a lump sum (or to an different Yearly Installment Method) will require that the lump sum (or first installment) be postponed until a date which is at least five (5) years from the previously scheduled payment date of the first installment.

15

If the Participant does not make any election with respect to the payment of any portion of the Termination Benefit, then such portion shall be paid in a lump sum: (i) if the Participant’s Separation from Service occurs during January through June of any Plan Year, during the January of the Plan Year following the Plan Year of the Participant’s Separation from Service; (ii)  if the Participant’s Separation from Service occurs during July through December of any Plan Year, during the July of the Plan Year following the Plan Year of the Participant’s Separation from Service.

Any payment made shall be subject to Section 3.10 and to the Deduction Limitation.

Any amounts credited to the Participant’s Company Discretionary Contribution Account shall be payable under the Plan solely in the form of a lump sum (in accordance with the timing rule set forth in the last sentence of the first paragraph of this Section 5.2) and shall not be eligible for installment distribution.

ARTICLE 6

Survivor Benefit

6.1	Pre-Termination Survivor Benefit. The Participant’s Beneficiary shall receive a Pre-Termination Survivor Benefit equal to the Participant’s vested Account Balance if the Participant dies before he or she experiences a Separation from Service.

6.2	Payment of Pre-Termination Survivor Benefit. The Pre-Termination Survivor Benefit shall be paid to the Participant’s Beneficiary in a lump sum at the time of the Participant’s death, provided the Administrator receives proof that is satisfactory to the Administrator of the Participant’s death. Any payment made hereunder shall be subject to Section 3.10, but shall not be subject to the Deduction Limitation.

6.3	Death Prior to Completion of Termination Benefit. If a Participant dies after his or her Separation from Service but before the Termination Benefit is paid in full, the Participant’s unpaid Termination Benefit shall be paid to the Participant’s Beneficiary in a lump sum at the time of the Participant’s death, provided the Administrator receives proof that is satisfactory to the Administrator of the Participant’s death. Any payment made hereunder shall be subject to Section 3.10, but shall not be subject to the Deduction Limitation.

16

ARTICLE 7

Beneficiary Designation

7.1	Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of the Employer in which the Participant participates.

7.2	Beneficiary Designation/Change. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Administrator or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Administrator’s rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Administrator, must be signed by the Participant’s spouse and returned to the Administrator. Upon the acceptance by the Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Administrator prior to his or her death.

7.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Administrator or its designated agent.

7.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 7.1, 7.2 and 7.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse, or, if the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

7.5	Doubt as to Beneficiary. Subject to any limitations imposed by Section 409A, if the Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Administrator shall have the right, exercisable in its discretion, to cause the Employer to withhold such payments until this matter is resolved to the Administrator’s satisfaction.

7.6	Discharge of Obligations. The payment of benefits under the Plan to a person believed in good faith by the Administrator to be a valid Beneficiary shall fully and completely discharge the Employer and the Administrator from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Agreement shall terminate upon such full payment of benefits. Neither the Administrator nor the Employer shall be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such person’s last known address. If the Administrator notifies any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her location known to the Administrator within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant is known to the Administrator, the Administrator may direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Administrator determines. If the location of none of the foregoing persons can be determined, the Administrator shall have the right to direct that the amount payable shall be deemed to be a forfeiture, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Employer if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable. If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat and/or unclaimed property laws pursuant to applicable law, neither the Administrator nor the Employer shall be liable to any person for any payment made in accordance with such law.

17

ARTICLE 8

Termination/Amendment/Modification

8.1	Termination. Although the Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of its participating Employees or Directors, by action of the Administrator. Upon a termination of the Plan in accordance with the requirements, restrictions and limitations of Section 1.409A-3(j)(4)(ix) of the Treasury regulations, the Plan Agreements of the affected Participants shall terminate and they shall be paid in a single lump sum distribution their vested Account Balances (but not to commence before or end after any distribution period required by Section 409A). If, due to the circumstances surrounding the Plan termination, a distribution of a Participant’s vested Account Balance upon Plan termination is not permitted by Section 409A, the payment of the Account Balance shall be made only after Plan benefits otherwise become due hereunder. Except by reason of changing the time and form of payment of a Participant’s benefit under the Plan, the termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination.

8.2	Amendment. The Company may, at any time, amend or modify the Plan in whole or in part by the action of the Administrator; provided, however, that no amendment or modification shall be effective to decrease or restrict the value of a Participant’s vested Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Separation from Service as of the effective date of the amendment or modification. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.

18

8.3	Plan Agreement. Despite the provisions of Sections 8.1 and 8.2 above, if a Participant’s Plan Agreement contains benefits or limitations that are not in this Plan document, the Employer may only amend or terminate such provisions with the consent of the Participant.

8.4	Effect of Payment. The full payment of the applicable benefit under Articles 4, 5 or 6 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan and the Participant’s Plan Agreement shall terminate.

8.5	Amendment to Ensure Proper Characterization of the Plan. Notwithstanding the previous Sections of this Article, the Plan may be amended at any time, retroactively if required, if found necessary, in the opinion of the Employer, in order to ensure that the Plan is characterized as a non-tax-qualified “top hat” plan of deferred compensation maintained for a select group of management or highly compensated employees, as described under ERISA Sections 201(2), 301(a)(3) and 401(a)(1), to conform the Plan to the provisions to Section 409A and to ensure that amounts under the Plan are not considered to be taxed to a Participant under the Federal income tax laws prior to the Participant’s receipt of the amounts or to conform the Plan and the Trust to the provisions and requirements of any applicable law (including ERISA and the Code).

ARTICLE 9

Administration

9.1	Administrator Duties. This Plan shall be administered by the Committee, or, with respect to those duties and responsibilities described below, appropriate management personnel designated by the Committee to perform such duties and responsibilities. The Administrator shall have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving as a member of the Administrator who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by a Participant or the Employer.

Any of the duties and responsibilities of the Administrator under the Plan, including, but not limited to those listed below, may be performed by appropriate management personnel designated by the Committee to perform such duties and responsibilities, except that any decision, interpretation, calculation or other action not listed below which would materially increase the Employer’s liability and/or costs associated with the Plan must be approved by the Committee:

(a)	the appropriate management personnel may designate those Employees of the Employer who are eligible to participate in the Plan in accordance with Section 2.1;

19

(b)	the appropriate management personnel may make all discretionary decisions under the Plan with respect to Annual Company Discretionary Contribution Amounts; provided, however, that the appropriate management personnel may only credit an Annual Company Discretionary Contribution Amount under the Plan on behalf of a Participant without Committee approval if, but for the decision to so credit, the appropriate management personnel could otherwise have directed, without Committee approval, that the Participant receive an amount equal to the Annual Company Discretionary Contribution Amount in cash;

(c)	the appropriate management personnel may administer the claims procedure requirements of the Plan set forth in Article 12;

(d)	the appropriate management personnel may make Plan amendments under Article 9 in order to permit the deferral of bonuses, sales commissions or other incentives and/or to permit other forms and timing of distributions under the Plan.

(e)	the appropriate management personnel may make other Plan amendments under Article 9, but only to the extent such amendments are required by applicable law or do not materially increase the Employer’s liability and/or costs associated with the Plan;

(f)	the appropriate management personnel may change service providers used in connection with the Plan;

(g)	the appropriate management personnel may allocate expenses associated with the Plan’s administration among Participants’ Account Balances;

(h)	the appropriate management personnel may change the deemed investment alternatives available under the Plan.

9.2	Agents. In the administration of this Plan, the Administrator may, from time to time, employ agents and delegate to them such administrative duties as they see fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Employer.

9.3	Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

9.4	Indemnity of Administrator. The Employer shall indemnify and hold harmless the members of the Administrator, and any individuals to whom the duties of the Administrator may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Administrator or any of its members or any such individuals. This indemnification shall be in addition to, and not in limitation of, any other indemnification protections of the Administrator.

20

9.5	Employer Information. To enable the Administrator to perform its functions, the Employer shall supply full and timely information to the Administrator on all matters relating to the compensation of the Participants, the date and circumstances of the death or employment termination of the Participants, and such other pertinent information as the Administrator may reasonably require.

ARTICLE 10

Other Benefits and Agreements

10.1	Coordination With Other Benefits. The benefits provided for a Participant or a Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for Employees or Directors of the Employer. The Plan shall supplement and shall not supersede, modify or amend any other plan or program except as may otherwise be expressly provided.

ARTICLE 11

Claims Procedures

11.1	Scope of Claims Procedures. This Article is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at 29 C.F.R. Section 2560.503-1. If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

For purposes of this Article, references to disability benefit claims are intended to describe claims made by Participants in connection with a revocation of a deferral election pursuant to Section 3.3(c), but only if and to the extent that such claims require an independent determination by the Administrator that the Participant is or is not suffering from a disability, within the meaning Section 1.409A-3(j)(4)(xii) of the Treasury regulations. If the Administrator’s determination is based entirely on a disability determination made by another party, such as the Social Security Administration or another federal or state agency or an insurer with respect to a disability insurance policy covering the Participant, the Participant’s claim shall not be treated as a disability claim for purposes of the special provisions of this Article that apply to claims for which an independent determination of disability is required.

11.2	Initial Claim. A Participant or Beneficiary who believes he or she is entitled to any benefit under the Plan (a “Claimant”) may file a claim with the Administrator. The Administrator shall review the claim itself or appoint an individual or an entity to review the claim.

(a)	Benefit Claims that do not Require a Determination of Disability. If the claim is for a benefit other than one that requires a determination by the Committee of a Participant’s disability, the Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Administrator or appointee of the Administrator prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.

21

(b)	Disability Benefit Claims. In the case of a benefits claim that requires an independent determination by the Administrator of a Participant’s disability status, the Administrator shall notify the Claimant of the Plan’s adverse benefit determination within a reasonable period of time, but not later than forty-five (45) days after receipt of the claim. If, due to matters beyond the control of the Plan, the Administrator needs additional time to process a claim, the Claimant will be notified, within forty-five (45) days after the Administrator receives the claim, of those circumstances and of when the Administrator expects to make its decision but not beyond seventy-five (75) days. If, prior to the end of the extension period, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to one hundred five (105) days, provided that the Administrator notifies the Claimant of the circumstances requiring the extension and the date as of which the Plan expects to render a decision. The extension notice shall specifically explain the standards on which the determination of a disability is based, the unresolved issues that prevent a decision on the claim and the additional information needed from the Claimant to resolve those issues, and the Claimant shall be afforded at least forty-five (45) days within which to provide the specified information.

(c)	Manner and Content of Denial of Initial Claims. If the Administrator denies a claim, it must provide to the Claimant, in writing or by electronic communication:

(i)	The specific reasons for the denial;

(ii)	A reference to the Plan provision or insurance contract provision upon which the denial is based;

(iii)	A description of any additional information or material that the Claimant must provide in order to perfect the claim;

(iv)	An explanation of why such additional material or information is necessary;

(v)	Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

(vi)	A statement of the participant’s right to bring a civil action under ERISA Section 502(a) following a denial on review of the initial denial.

In addition, in the case of a denial of benefits on the basis of the Administrator’s independent determination of the Participant’s disability status, the Administrator will provide a copy of any rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination (or a statement that the same will be provided upon request by the Claimant and without charge).

22

11.3	Review Procedures.

(a)	Benefit Claims that do not Require a Determination of Disability. Except for claims requiring an independent determination of a Participant’s Disability status, a request for review of a denied claim must be made in writing to the Administrator within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Administrator’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Administrator. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(b)	Disability Benefit Claims. In addition to having the right to review documents and submit comments as described in (a) above, a Claimant whose claim for benefits requires an independent determination by the Administrator of the Participant’s disability status has at least one hundred eighty (180) days following receipt of a notification of an adverse benefit determination within which to request a review of the initial determination. In such cases, the review will meet the following requirements:

(i)	The Plan will provide a review that does not afford deference to the initial adverse benefit determination and that is conducted by an appropriate named fiduciary of the Plan who did not make the initial determination that is the subject of the appeal, nor by a subordinate of the individual who made the determination.

(ii)	The appropriate named fiduciary of the Plan will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment before making a decision on review of any adverse initial determination based in whole or in part on a medical judgment. The professional engaged for purposes of a consultation in the preceding sentence shall not be an individual who was consulted in connection with the initial determination that is the subject of the appeal or the subordinate of any such individual.

23

(iii)	The Plan will identify to the Claimant the medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the review, without regard to whether the advice was relied upon in making the benefit review determination.

(iv)	The decision on review will be made within forty-five (45) days after the Committee’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than ninety (90) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial forty-five (45) day period and must explain the special circumstances and provide an expected date of decision.

(c)	Manner and Content of Notice of Decision on Review. Upon completion of its review of an adverse initial claim determination, the Administrator will give the Claimant, in writing or by electronic notification, a notice containing:

(i)	its decision;

(ii)	the specific reasons for the decision;

(iii)	the relevant Plan provisions or insurance contract provisions on which its decision is based;

(iv)	a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Claimant’s claim for benefits;

(v)	a statement describing the Claimant’s right to bring an action for judicial review under ERISA Section 502(a); and

(vi)	if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

11.4	Calculation of Time Periods. For purposes of the time periods specified in this Article, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

11.5	Legal Action. If the Plan fails to follow the claims procedures required by this Article, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedy under ERISA Section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim. A Claimant’s compliance with the foregoing provisions of this Article is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claims for benefits under the Plan. However, notwithstanding anything herein that may suggest otherwise, with respect to any claim pertaining to a Participant who is not subject to ERISA, following the Claimant’s exhaustion of the foregoing provisions of this Article, all disputes in connection with such claim shall be resolved by binding arbitration in accordance with the commercial arbitration rules of the American Arbitration Association.

24

ARTICLE 12

Trust

12.1	Establishment of the Trust. The Company intends to establish the Trust after the Spin-off, and the Employer intends, but is not required, to transfer over to the Trust at least annually such assets as the Employer determines, in its sole discretion, are necessary to provide for its respective future liabilities created with respect to the Annual Deferral Amounts, Annual Company Supplemental Contribution Amounts and Annual Company Discretionary Contribution Amounts for the Participants.

12.2	Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employer, Participants and the creditors of the Employer to the assets transferred to the Trust. The Employer shall at all times remain liable to carry out its obligations under the Plan.

12.3	Distributions From the Trust. The Employer’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

ARTICLE 13

Miscellaneous

13.1	Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

13.2	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Employer. For purposes of the payment of benefits under this Plan, any and all of the Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. The Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

25

13.3	Employer’s Liability. The Employer’s liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. The Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

13.4	Nonassignability. Subject to Sections 3.10 and 3.11, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. Subject to Sections 3.11 and 13.15, no part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

13.5	Not a Contract of Continued Service. The terms and conditions of this Plan shall not be deemed to constitute a contract of continued service by the Participant to the Employer and a Participant, whether in an employee or independent contractor capacity. Such service is hereby acknowledged, subject to applicable state law, to be an “at will” service relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment, consulting or like agreement. Nothing in this Plan shall be deemed to give any Participant the right to be retained in the service of the Employer either as an Employee or Director, or to interfere with the right of the Employer to discipline or discharge the Participant at any time.

13.6	Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Administrator by furnishing any and all information requested by the Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including, but not limited to, taking such physical examinations as the Administrator may deem necessary.

13.7	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

13.8	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

26

13.9	Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Utah without regard to its conflicts of laws principles.

13.10	Notice. Any notice or filing required or permitted to be given to the Administrator under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Vice President, Human Resources

1678 S. Pioneer Rd.

Salt Lake City, UT 84104

With Copy To:

General Counsel

1678 S. Pioneer Rd.

Salt Lake City, UT 84104

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

13.11	Successors. The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

13.12	Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

13.13	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein; except to the extent that Section 409A requires that this Section 13.13 be disregarded because it purports to nullify Plan terms that are not in compliance with Section 409A.

13.14	Incompetent. If the Administrator determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Administrator may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Administrator may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

27

13.15	Court Order. The Administrator is authorized to make any payments otherwise distributable here under as directed by court order in any action in which the Plan or the Administrator has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Administrator, in its sole discretion but solely if and to the extent permitted by Section 409A, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.

13.16	Acceleration of Distribution.

(a)	In General. The Employer may, in its discretion (without any direct or indirect election on the part of any Participant), accelerate the date of distribution or commencement of distributions hereunder, or accelerate installment payments by paying the vested Account Balance in a lump sum or pursuant to a Yearly Installment Method using fewer years, to the extent permitted under Section 409A (such as, for example, as provided in Section 1.409A-3(j)(4) of the Treasury regulations, to comply with domestic relations orders or certain conflict of interest rules, to pay employment taxes, to make a lump sum cashout of certain de minimus amounts that are less than the applicable dollar amount under Code Section 402(g)(1)(B), or to make payments upon income inclusion under Section 409A).

(b)	Trust. If the Trust terminates in accordance with the provisions of the Trust and benefits are distributed from the Trust to a Participant in accordance with such provisions, the Participant’s benefits under this Plan shall be reduced to the extent of such distributions.

13.17	Delay in Payment. If the Employer reasonably anticipates that any payment scheduled to be made hereunder would violate securities laws (or other applicable laws) or jeopardize the ability of the Employer to continue as a going concern if paid as scheduled, then the Administrator may defer that payment, provided the Employer treats payments to all similarly situated Participants on a reasonably consistent basis and does so in compliance with Section 409A. In addition, the Employer may, in its discretion, delay a payment upon such other events and conditions as the IRS may prescribe in compliance with Section 409A, provided the Employer treats payments to all similarly situated Participants on a reasonably consistent basis. Any amounts deferred pursuant to this Section shall continue to be credited or debited with additional amounts in accordance with Section 3.8 above, even if such amount is being paid out in installments. The amounts so deferred and amounts credited or debited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date on which the Administrator reasonably anticipates that such violation or material harm would be avoided or as otherwise prescribed by the IRS.

28

13.18	Prohibited Acceleration/Distribution Timing. This Section shall take precedence over any other provision of the Plan or this Article 14 to the contrary. If the timing of any distribution election would result in any tax or other penalty (other than ordinarily payable Federal, state or local income or payroll taxes), which tax or penalty can be avoided by payment of the distribution at a later time, then the distribution shall be made (or commence, as the case may be) on (or as soon as practicable after) the first date on which such distributions can be made (or commence) without such tax or penalty; except to the extent that Section 409A requires that this Section be disregarded because it purports to nullify Plan terms that are not in compliance with Section 409A.

13.19	Insurance. The Employer, on its own behalf or on behalf of the trustee of the Trust, and, in its sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Employer or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employer shall supply such information and execute such documents as may be required by the insurance company or companies to whom the Employer has applied for insurance.

13.20	Aggregation of Employers. If the Employer is a member of a controlled group of corporations or a group of trades or business under common control, all members of the group shall be treated as a single Employer for purposes of whether there has occurred a Separation from Service to the extent required under Section 409A and for any other purposes under the Plan as Section 409A shall require.

13.21	Aggregation of Plans. If the Employer offers other account balance deferred compensation plans in addition to the Plan, those plans together with the Plan shall be treated as a single plan to the extent required under Section 409A for purposes of determining whether an Employee or Director may make a deferral election pursuant to Section 3.3(a) within thirty (30) days of becoming eligible to participate in the Plan, for purposes of cashing out de minimus amounts pursuant to Section 13.16 and for any other purposes under the Plan as Section 409A shall require.

13.22	USERRA. Notwithstanding anything herein to the contrary, any deferral or distribution election provided to a Participant as necessary to satisfy the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, shall be permissible hereunder.

29

Appendix A

The following provisions shall modify the corresponding provisions of the Plan with respect to deferrals made by employees and nonemployee directors under the VMS Plan and assumed hereunder (the “Assumed VMS Deferrals”). Capitalized terms defined in this Appendix A shall apply to the Assumed VMS Deferrals. Capitalized terms that are used in this Appendix A but are not defined in this Appendix A shall have the meaning set forth in the Plan. For the avoidance of doubt, the spin-off of Varex Imaging Corporation from VMS shall not constitute a termination of employment for any purpose with respect to the Assumed VMS Deferrals or with respect to deferrals made under the Plan. The assumption of the Assumed VMS Deferrals is intended to preserve the economic rights of the applicable Participants and comply with Section 409A (including, without limitation, preserving the time and form of payment), and shall be interpreted accordingly.

ARTICLE 1

Definitions

1.1	“Account Balance” shall mean, with respect to a Participant, a credit on the records of the Employer equal to the sum of (i) the Deferral Account balance, (ii) the Company Supplemental Contribution Account balance and (iii) the Company Discretionary Contribution Account balance. The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary.

1.2	“Annual Company Discretionary Contribution Amount” shall mean, for the Plan Year of reference, the amount determined in accordance with Section 3.6 of the VMS Plan and credited to such account prior to the Spin-off.

1.3	“Annual Company Supplemental Contribution Amount” shall mean, for the Plan Year of reference, the amount determined in accordance with Section 3.5 of the VMS Plan and credited to such account prior to the Spin-off.

1.4	“Annual Deferral Amount” shall mean that portion of a Participant’s Base Annual Salary, Incentive Payments and/or Directors’ Fees that a Participant elected to have deferred under the VMS Plan for any one Plan Year.

1.5	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with the VMS Plan or the Plan, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.6	“Company Discretionary Contribution Account” shall mean (i) the sum of all of the Participant’s Annual Company Discretionary Contribution Amounts, plus (ii) amounts credited or debited in accordance with all the applicable crediting provisions of this Plan and the VMS Plan that relate to the Participant’s Company Discretionary Contribution Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan and the VMS Plan that relate to the Participant’s Company Discretionary Contribution Account.

30

1.7	“Company Supplemental Contribution Account” shall mean (i) the sum of all of the Participant’s Annual Company Supplemental Contribution Amounts, plus (ii) amounts credited or debited in accordance with all the applicable crediting provisions of this Plan and the VMS Plan that relate to the Participant’s Company Supplemental Contribution Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan and the VMS Plan that relate to the Participant’s Company Supplemental Contribution Account. A Participant shall at all times be 100% vested in his or her Company Supplemental Contribution Account.

1.8	“Deferral Account” shall mean (i) the sum of all of a Participant’s Annual Deferral Amounts, plus (ii) amounts credited or debited in accordance with all the applicable crediting provisions of this Plan and the VMS Plan that relate to the Participant’s Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan and the VMS Plan that relate to his or her Deferral Account.

1.9	“Incentive Payments” shall mean any compensation payable to a Participant under the Annual Incentive Plan, Employee Incentive Plan, Sales Incentive Plan or Service Incentive Plan.

1.10       “Participant” shall mean a person having Assumed VMS Deferrals.

1.11	“Pre-Termination Survivor Benefit” shall mean the benefit set forth in Section 3 of this Appendix A.

1.12	“Regular Termination” shall mean Separation from Service, voluntarily or involuntarily, for any reason other than Retirement or death.

1.13	“Regular Termination Benefit” shall mean the benefit set forth in Article 4 of this Appendix A.

1.14	“Retirement”, “Retire(s)” or “Retired” shall mean, with respect to an employee, Separation from Service for any reason other than death on or after the attainment of age fifty-five (55) with ten (10) Years of Service; and shall mean with respect to a director who is not an employee, Separation from Service on or after the attainment of age seventy (70). If a Participant is both an employee and a director, Retirement shall not occur until he or she Retires as both an employee and a director on or after the attainment of age fifty-five (55) with ten (10) Years of Service.

1.15	“Retirement Benefit” shall mean the benefit set forth in Article 2 of this Appendix A.

1.16	“Yearly Installment Method” shall be a yearly installment payment over one of the installment payout alternatives selected by the Participant in accordance with this Plan and the VMS Plan, calculated as follows (subject to Section 3.10): The Account Balance of the Participant shall be calculated as of the close of business on the date of reference (or, if the date of reference is not a business day, on the immediately following business day), and shall be paid during the calendar month containing the date of reference unless otherwise provided herein. The date of reference with respect to the first yearly installment payment shall be the first day of the month provided in Section 2.2 of this Appendix A and the date of reference with respect to subsequent yearly installment payments shall be the anniversary of such date.

31

The installment payout alternative available for election by the Participant with respect to his or her Retirement Benefit is substantially equal annual installments of between two (2) and fifteen (15) years. The yearly installment shall be calculated by multiplying this Account Balance by a fraction, the numerator of which is one (1), and the denominator of which is the remaining number of yearly payments due the Participant. By way of example, if the Participant elects a five (5) year Yearly Installment Method, the first payment shall be one-fifth (1/5) of the Account Balance (or applicable portion thereof), calculated as described in this definition. During the calendar month containing the anniversary of the date of reference for the first yearly installment payment, the payment shall be one-fourth (1/4) of the Account Balance (or applicable portion thereof), calculated as described in this definition

1.17	“Years of Service” shall mean the total number of full years in which a Participant has been employed by VMS (or one or more of its subsidiaries that qualified as an “Employer” under the VMS Plan) or one or more Employers. For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Employee’s date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date. Any partial year of employment shall not be counted.

ARTICLE 2

Retirement Benefit

2.1	Retirement Benefit. Subject to the Deduction Limitation and to Section 3.10, a Participant who Retires shall receive, as a Retirement Benefit, his or her vested Account Balance (or applicable portion thereof).

2.2	Payment of Retirement Benefit. At the same time that a Participant elects to defer an Annual Deferral Amount for a given Plan Year, the Participant may elect to receive that portion of his or her Retirement Benefit attributable to the Annual Deferral Amount in a lump sum, or pursuant to one of the available Yearly Installment Methods. For these purposes, any Incentive Payments deferred pursuant to a deferral election made during a given Plan Year shall be considered as part of the immediately following Plan Year’s Annual Deferral Amount regardless of when the Incentive Payments would have been payable in absence of the deferral election (e.g., Incentive Payments deferred pursuant to a deferral election made in 2008 shall be considered as part of the Participant’s 2009 Annual Deferral Amount). Subject to such requirements as may be imposed by the Administrator, a Participant may make separate Retirement Benefit distribution elections in respect of the Base Annual Salary, Incentive Payments and/or Directors’ Fees portions of his or her Annual Deferral Amount. The lump sum payment shall be made, or installments shall commence, (i) if the Participant’s Retirement occurs during January through June of any Plan Year, during the January of the Plan Year following the Plan Year of the Participant’s Retirement; (ii) if the Participant’s Retirement occurs during July through December of any Plan Year, during the July of the Plan Year following the Plan Year of the Participant’s Retirement.

32

The Participant may change his or her election to an allowable alternative payout period date by submitting a new Election Form to the Administrator in accordance with Treasury Regulation Section 1.409A-2(b), provided that any such Election Form will be null and void unless accepted by the Administrator no later than one (1) year prior to the date of the Participant’s Retirement and provides for a distribution (or commencement of distributions) date which is at least five (5) years from the distribution (or commencement of distributions) date then in effect. Subject to the foregoing, the Election Form most recently accepted by the Administrator shall govern the payout of the Retirement Benefit with respect to the portion of the Participant’s Account Balance to which it pertains.

Notwithstanding anything above or elsewhere in the Plan to the contrary, no change submitted on an Election Form shall be accepted by the Administrator if the change accelerates the time over which distributions shall be made to the Participant (except as otherwise permitted under Section 409A) and the Administrator shall deny any change made to an election if the Administrator determines that the change violates the requirement under Section 409A that the first payment with respect to which such election is made be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made. For these purposes, installment payments shall be treated as a single payment, with the result that an election to change from installments to a lump sum (or to an different Yearly Installment Method) will require that the lump sum (or first installment) be postponed until a date which is at least five (5) years from the previously scheduled payment date of the first installment.

If the Participant does not make any election with respect to the payment of any portion of the Retirement Benefit, then such portion shall be paid in a lump sum: (i) if the Participant’s Retirement occurs during January through June of any Plan Year, during the January of the Plan Year following the Plan Year of the Participant’s Retirement; (ii)  if the Participant’s Retirement occurs during July through December of any Plan Year, during the July of the Plan Year following the Plan Year of the Participant’s Retirement.

Any payment made shall be subject to Section 3.10 and to the Deduction Limitation.

Any amounts credited to the Participant’s Company Supplemental Contribution Account and/or Company Discretionary Contribution Account shall be payable under the Plan solely in the form of a lump sum (in accordance with the timing rule set forth in the last sentence of the first paragraph of this Section 2.2) and shall not be eligible for installment distribution.

33

ARTICLE 3

Survivor Benefit

3.1	Pre-Termination Survivor Benefit. The Participant’s Beneficiary shall receive a Pre-Termination Survivor Benefit equal to the Participant’s vested Account Balance if the Participant dies before he or she experiences a Retirement or a Regular Termination.

3.2	Payment of Pre-Termination Survivor Benefit. The Pre-Termination Survivor Benefit shall be paid to the Participant’s Beneficiary in a lump sum at the time of the Participant’s death, provided the Administrator receives proof that is satisfactory to the Administrator of the Participant’s death. Any payment made hereunder shall be subject to Section 3.10, but shall not be subject to the Deduction Limitation.

3.3	Death Prior to Completion of Regular Termination Benefit or Retirement Benefit. If a Participant dies after Regular Termination or Retirement but before the Regular Termination Benefit or Retirement Benefit is paid in full, the Participant’s unpaid Regular Termination Benefit or Retirement Benefit shall be paid to the Participant’s Beneficiary in a lump sum at the time of the Participant’s death, provided the Administrator receives proof that is satisfactory to the Administrator of the Participant’s death. Any payment made hereunder shall be subject to Section 3.10, but shall not be subject to the Deduction Limitation.

ARTICLE 4

Regular Termination Benefit

4.1	Regular Termination Benefit. Subject to the Deduction Limitation and to Section 3.10, the Participant shall receive a Regular Termination Benefit, which shall be equal to the Participant’s vested Account Balance if a Participant experiences a Regular Termination prior to his or her Retirement or death.

4.2	Payment of Regular Termination Benefit. The Participant’s Regular Termination Benefit shall be paid in a lump sum: (i) if the Participant’s Regular Termination occurs during January through June of any Plan Year, during the January of the Plan Year following the Plan Year of the Participant’s Regular Termination; (ii) if the Participant’s Regular Termination occurs during July through December of any Plan Year, during the July of the Plan Year following the Plan Year of the Participant’s Regular Termination. Any payment made shall be subject to Section 3.10 and the Deduction Limitation.

34

IN WITNESS WHEREOF, the Employer has adopted this amended and restated Plan document effective as of November 1, 2016.

VAREX IMAGING CORPORATION

By:
Print Name:
Title:
Date:

OTHER SPONSORING EMPLOYERS:

By:
Print Name:
Title:
Date:

By:
Print Name:
Title:
Date:

35